Contact: James Grant (785) 559-5321

COLLECTIVE BRANDS REPORTS THIRD QUARTER FINANCIAL RESULTS
-- Net Earnings $25.5 Million --
-- $0.39 Earnings per Diluted Share Including Purchase Accounting Impact of $0.12 per Diluted Share --

TOPEKA, Kan., December 4, 2007 - Collective Brands, Inc. (NYSE:PSS) today reported financial results for the third quarter ended November 3, 2007, the first financial reporting period since the acquisition of Stride Rite on August 17, 2007. Third quarter 2007 net earnings were $25.5 million, or $0.39 per diluted share, down 11.8% versus third quarter 2006 net earnings of $28.9 million, or $0.43 per diluted share. The results for the third quarter of 2007 included purchase accounting expense resulting from the flow through of inventory recorded at fair value and depreciation and amortization of certain other assets purchased in the Stride Rite acquisition totaling $28.6 million pre-tax or $0.12 per diluted share. Excluding the impact of purchase accounting (see end note discussion of Non-GAAP Financial Measures), net income for the third quarter of 2007*  would have been $33.3 million, or $0.51 per diluted share, an increase of 15.2% versus the third quarter 2006. Third quarter 2007 net earnings were favorably impacted by a lower annual effective income tax rate. All 2006 financial information provided excludes Stride Rite.

Collective Brands’ third quarter 2007 total sales were $830.7 million, up 18.1% compared to the third quarter of 2006, driven by the addition of Stride Rite. Total sales for Payless and Stride Rite were $685.9 million and $144.8 million, respectively, for the third quarter of 2007. Comparable store sales (which include only Payless results) declined 3.5%. Comparable store sales were affected by lower traffic and unit sales, primarily lower sales of boots, as a result of unseasonably warm weather as well as consumer behavior linked to the economic environment.

"Results in the third quarter show that our hybrid business model gives us strength through diversification even in a challenging business environment," said Matthew E. Rubel, Chief Executive Officer and President. "The acquisition of Stride Rite during the quarter advances our strategy to bring compelling lifestyle, performance, and fashion brands to footwear consumers worldwide. The Stride Rite integration is progressing well, and we continue to undertake initiatives which will drive long term earnings in our business higher. Our actions in the third quarter to strengthen gross margin and manage inventory and expenses mitigated the impact of negative comparable store sales."

Gross margin rate for the third quarter of 2007 was 32.2%. Gross margin rate excluding the impact of purchase accounting*  was 35.6% in the third quarter of 2007. This compares to a gross margin rate of 34.3% in the third quarter of 2006, an increase of 130 basis points. Approximately 80 basis points of this increase was driven by the mix impact of the higher gross margin rate of Stride Rite. Approximately 50 basis points of this increase was driven by higher average unit retail prices and more direct sourcing in Payless, partially offset by higher product markdowns and higher occupancy expenses.

Selling, general and administrative (SG&A) expenses were 28.8% of sales in the third quarter of 2007 versus 28.0% in the prior year period, an increase of 80 basis points. Approximately 40 basis points of the increase was driven by $3.1 million of acquisition-related expenses. The remainder of the rate increase was driven primarily by lower comparable store sales and higher advertising expenses. This was offset in part by lower incentive compensation. SG&A expenses were $239.6 million in the third quarter of 2007, up $42.8 million versus the prior year due primarily to the addition of Stride Rite.

Third quarter 2007 operating profit from continuing operations as a percent of sales (operating margin) was 3.3%. Operating margin excluding the impact of purchase accounting* was 6.8%, or $56.3 million, compared to third quarter 2006 operating margin of 6.3%, or $44.1 million. This represents an increase of 50 basis points, or $12.2 million, over the prior year period.

Net interest expense in the third quarter of 2007 was $15.2 million compared to net interest income of $0.8 million in the same period last year. The change was due to the use of cash and short term investments and increase in borrowings to fund the acquisitions of Stride Rite and Collective Licensing.

The third quarter 2007 income tax benefit was $15.1 million compared to income tax expense of $13.3 million in the third quarter of 2006. The estimated annual effective tax rate for full year 2007 is 16.7%. As of the end of the second quarter of 2007, the company recorded income tax expense at an estimated annual effective tax rate of 32.8%. The lower annual effective tax rate as projected at the end of the third quarter of 2007 compared to that at the second quarter of 2007 was driven principally by the reduction in anticipated annual pre-tax earnings in high-tax jurisdictions offset by higher pre-tax earnings estimates in relatively low-tax jurisdictions.

Excluding the impact of purchase accounting, the full year 2007 effective income tax rate* is expected to be 27.6%. The decrease in the annual effective tax rate from 32.8% at the second quarter 2007 to 27.6% at the third quarter 2007 resulted in a decrease in income tax expense of approximately $8 million, or $0.12 per diluted share, which was recognized during the third quarter of 2007. Of this decrease in tax expense, approximately $5 million, or $0.08 per diluted share, relates to the first and second quarter catch-up impact of the effective income tax rate and approximately $3 million, or $0.04 per diluted share, is due to the change in the income tax rate applied to third quarter pre-tax earnings.

Collective Brands ended the third quarter of 2007 with $301.3 million in cash and short-term investments compared to $472.4 million at the end of the third quarter of 2006. Total debt increased to $926.1 million in the third quarter of 2007 from $202.6 million in the prior year period. Both the reduction in cash and short-term investments and the increase in debt were due primarily to the acquisitions of Stride Rite and Collective Licensing. Net debt at the end of the third quarter of 2007 was $624.8 million.

Total inventory was $476.1 million at the end of the third quarter of 2007, up $126.9 million compared to the same period last year due primarily to the added inventory associated with the acquisition of Stride Rite. At the end of the third quarter of 2007, aged inventory at Payless was approximately flat on a unit basis compared to last year.

Capital expenditures for the first nine months of 2007 totaled $128.0 million versus $89.6 million in the prior-year period. The increase was due primarily to greater investments in the Company’s supply chain and store base. During third quarter 2007, Collective Brands added 27 new stores (18 Payless and 9 Stride Rite), closed 26 stores (24 Payless and 2 Stride Rite), and relocated 15 Payless stores. Collective Brands ended the period with 4,891 stores (4,554 Payless and 337 Stride Rite).

Retail Store Counts	3rd Quarter 2007	2nd Quarter 2007	3rd Quarter 2006
Payless ShoeSource	4,554	4,560	4,574
Stride Rite	337	330	318
Total Stores	4,891	4,890	4,892

Note: Sales from Stride Rite stores in 2nd quarter 2007 and 3rd quarter 2006 are not included in Collective Brands results.

Outlook for Collective Brands
•	Collective Brands announces the following guidance for its fourth quarter of 2007:

o	Comparable store sales are expected to decrease in the mid-single digits. Approximately two percentage points of this decline is related to the shift of one week due to the 53rd week last year.

o	Total sales for Payless will include one less week for the quarter than in 2006. The sales from the 53rd week last year were approximately $36 million.

o
Gross margin is anticipated to be approximately 500 to 600 basis points lower than last year, approximately one-third of which is due primarily to lower comparable store sales and having one less week of sales in the fourth quarter. The balance of the lower gross margin rate is due to purchase accounting expense related to the flow through of inventory recorded at fair value.

o	The impact of purchase accounting is anticipated to be dilutive to pre-tax earnings by approximately $28 million, or approximately $0.41 per diluted share.

•
During 2008, the pre-tax purchase accounting expense is anticipated to be approximately $20 million. The company anticipates approximately $8 million in the first quarter 2008, approximately half of which is due to the flow through of inventory recorded at fair value. By the end of the first quarter, the flow through of inventory recorded at fair value is expected to be fully recognized in the income statement. Second, third and fourth quarter purchase accounting is expected to be approximately $4 million pre-tax in each period due to the depreciation and amortization of certain other assets.

•
Excluding the impact of purchase accounting, the Stride Rite acquisition is expected to be accretive to earnings per share in 2008 as Stride Rite’s operating earnings contribution including synergies is expected to exceed the incremental interest expense. Due to the impact of purchase accounting, the Stride Rite acquisition is not expected to be earnings per share accretive in 2008 on a GAAP basis.

•
Excluding the impact of purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the mid-to-upper teens, assuming a revenue growth rate in the low-to-mid single-digits in 2008 and 2009. Similarly, including the impact of purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the low-teens on a GAAP basis.

•	Capital expenditures are expected to total approximately $175 million and $150 million for 2007 and 2008, respectively.

About Collective Brands and Forward Looking Statements

Collective Brands, Inc. is a consumer-centric global footwear, accessories and lifestyle brand company, reaching customers through multiple price points and selling channels. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands’ units can be found at www.collectivebrands.com. This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: the risk that the Stride Rite business will not be integrated successfully or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Collective Brands 2006 Annual Report on Form 10-K for the fiscal year 2006 and the Form 10-Q for the second quarter for more information on these and other risk factors that could cause actual results to differ. In addition, refer to the Payless ShoeSource Annual Report on Form 10-K for a definition of same-store (a.k.a. comparable store) sales. Comparable store sales exclude sales from Latin America. Collective Brands does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company’s accounting policies as described in the company’s 2006 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification and should be read in conjunction with the 2006 Annual Report to Shareowners. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

* Non-GAAP Financial Measures
This release contains certain non-GAAP financial measures. In particular, Collective Brands provides historic and anticipated net income, diluted earnings per share, gross margin, operating income and annual effective income tax rates excluding the impact of purchase accounting, which are non-GAAP financial measures. These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help understand underlying performance trends in Collective Brands business and provide useful information to both management and investors by excluding certain items that are not indicative of Collective Brands core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Please see reconciliations of non-GAAP financial measures for the quarter and year-to-date.

COLLECTIVE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

(Dollars and shares in millions, except per share data)	13 Weeks Ended		39 Weeks Ended

	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006

Net sales	$830.7	$703.4	$2,258.6	$2,104.0

Cost of sales	563.5	462.1	1,481.9	1,362.9

Gross margin	267.2	241.3	776.7	741.1

Selling, general and administrative expenses	239.6	196.8	650.5	589.4

Restructuring charges	(0.1)	0.4	0.2	0.7

Operating profit from continuing operations	27.7	44.1	126.0	151.0

Interest expense	18.1	4.8	27.7	14.2

Interest income	(2.9)	(5.6)	(11.6)	(15.6)

Earnings from continuing operations before income
taxes and minority interest	12.5	44.9	109.9	152.4

(Benefit)/provision for income taxes	(15.1)	13.3	16.4	50.1

Earnings from continuing operations before minority interest	27.6	31.6	93.5	102.3

Minority interest, net of income taxes	(2.0)	(1.0)	(4.2)	(1.9)

Net earnings from continuing operations	25.6	30.6	89.3	100.4

Loss from discontinued operations, net of
income taxes and minority interest	(0.1)	(1.7)	-	(3.0)

Net earnings	$25.5	$28.9	$89.3	$97.4

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.47	$1.38	$1.52
Loss from discontinued operations	-	(0.03)	-	(0.05)
Basic earnings per share:	$0.40	$0.44	$1.38	$1.47

Diluted earnings per share
Earnings from continuing operations	$0.39	$0.46	$1.36	$1.49
Loss from discontinued operations	-	(0.03)	-	(0.04)
Diluted earnings per share	$0.39	$0.43	$1.36	$1.45

Basic weighted average shares outstanding	64.6	65.4	64.6	66.2

Diluted weighted average shares outstanding	65.3	66.4	65.7	67.2

COLLECTIVE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	NOVEMBER 3,	OCTOBER 28,	FEBRUARY 3,
(dollars in millions)	2007	2006	2007

ASSETS:

Current assets:
Cash and cash equivalents	$301.3	$389.0	$371.4
Short-term investments	-	83.4	90.0
Restricted cash	-	2.0	2.0
Receivables, net	93.6	15.8	14.8
Inventories	476.1	349.2	361.9
Current deferred income taxes	15.1	18.0	15.6
Prepaid expenses	94.9	41.3	46.5
Other current assets	14.9	3.2	3.3
Current assets of discontinued operations	0.8	1.4	1.1
Total current assets	996.7	903.3	906.6

Property and Equipment:
Land	10.8	7.4	6.6
Property, buildings and equipment	1,422.6	1,241.1	1,245.1
Accumulated depreciation and amortization	(892.4)	(843.7)	(830.5)
Property and equipment, net	541.0	404.8	421.2

Intangible assets, net	564.8	40.1	39.6

Goodwill	314.6	5.9	5.9

Deferred income taxes	1.4	31.1	37.7

Other assets	43.3	19.7	16.4

TOTAL ASSETS	$2,461.8	$1,404.9	$1,427.4

LIABILITIES AND EQUITY:

Current liabilities:
Current maturities of long-term debt	$7.5	$0.9	$0.4
Notes payable	-	2.0	2.0
Accounts payable	159.3	166.2	185.6
Accrued expenses	214.4	204.1	190.2
Current liabilities of discontinued operations	1.5	2.1	2.1
Total current liabilities	382.7	375.3	380.3

Long-term debt	918.6	201.7	201.7
Other liabilities	221.3	118.2	132.6
Minority interest	13.5	10.5	12.7
Commitments and contingencies
Deferred income taxes	132.0	-	-

Total shareowners' equity	793.7	699.2	700.1

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$2,461.8	$1,404.9	$1,427.4

COLLECTIVE BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	39 Weeks Ended		Year ended
	November 3,	October 28,	February 3,
(dollars in millions)	2007	2006	2007

OPERATING ACTIVITIES:
Net earnings	$89.3	$97.4	$122.0
Loss from discontinued operations, net of income taxes and minority interest	-	3.0	3.4
Net earnings from continuing operations	89.3	100.4	125.4
Adjustments for non-cash items included in net earnings:
Loss on impairment and disposal of assets	6.1	7.2	10.3
Depreciation and amortization	81.4	67.5	89.6
Provision for losses on accounts receivable	0.7	-	-
Share-based compensation expense	10.7	8.3	12.2
Deferred income taxes	(9.3)	4.5	9.1
Minority interest, net of income taxes	4.2	1.9	4.6
Income tax benefit from share-based compensation	2.6	4.7	8.6
Excess tax benefits from share-based compensation	(2.4)	(4.2)	(8.0)
Accretion of investments	(0.6)	(2.2)	(3.6)
Changes in working capital:
Receivables, net	22.5	1.8	2.5
Inventories	76.0	(16.2)	(29.8)
Prepaid expenses and other current assets	(33.1)	(5.9)	(11.5)
Accounts payable	(76.7)	(4.9)	15.6
Accrued expenses	(16.5)	38.6	5.7
Other assets and liabilities, net	26.6	(1.5)	3.0
Net cash used in discontinued operations	(0.3)	(3.9)	(4.0)

Cash flow provided by operating activities	181.2	196.1	229.7

INVESTING ACTIVITIES:
Capital expenditures	(128.0)	(89.6)	(118.6)
Restricted Cash	2.0	-	-
Proceeds from the sale of property and equipment	2.9	3.2	4.6
Intangible asset additions	-	(15.1)	(15.5)
Purchases of investments	(6.1)	(160.7)	(215.6)
Sales and maturities of investments	96.7	138.5	188.2
Acquisition of business, net of cash acquired	(876.9)	-	-

Cash flow used in investing activities	(909.4)	(123.7)	(156.9)

FINANCING ACTIVITIES:
Repayment of notes payable	(2.0)	-	-
Issuance of debt	725.0	-	-
Repayment of debt	(51.5)	(2.2)	(2.8)
Payment of deferred financing costs	(8.1)	(0.2)	(0.2)
Issuances of common stock	8.3	27.7	47.1
Purchases of common stock	(21.2)	(91.6)	(129.3)
Excess tax benefits from share-based compensation	2.4	4.2	8.0
Contributions by minority owners	-	1.2	-
Distribution to minority owners	(2.4)	(1.0)	(1.5)
Net cash provided by discontinued operations	-	-	1.2

Cash flow provided by (used in) financing activities	650.5	(61.9)	(77.5)

Effect of exchange rate changes on cash	7.6	0.3	(2.1)

(Decrease) increase in cash and cash equivalents	(70.1)	10.8	(6.8)

Cash and cash equivalents, beginning of year	371.4	378.2	378.2
Cash and cash equivalents, end of period	$301.3	$389.0	$371.4

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN WEEKS ENDED NOVEMBER 3, 2007

(Dollars and shares in millions, except per share data)

	As Reported
	(GAAP Basis)	Adjustments		Non-GAAP Basis

Net sales	$830.7	$-		$830.7

Cost of sales	563.5	(28.6	)(a)	534.9

Gross margin	267.2	28.6		295.8

Selling, general and administrative expenses	239.6	-		239.6

Restructuring charges	(0.1)	-		(0.1)

Operating profit from continuing operations	27.7	28.6		56.3

Interest expense	18.1	-		18.1

Interest income	(2.9)	-		(2.9)

Earnings from continuing operations before income
taxes and minority interest	12.5	28.6		41.1

(Benefit) provision for income taxes	(15.1)	20.8	(b)	5.7

Earnings from continuing operations before minority interest	27.6	7.8		35.4

Minority interest, net of income taxes	(2.0)	-		(2.0)

Net earnings from continuing operations	25.6	7.8		33.4

Loss from discontinued operations, net of
income taxes and minority interest	(0.1)	-		(0.1)

Net earnings	$25.5	$7.8		$33.3

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.12		$0.52
Loss from discontinued operations	-	-		-
Basic earnings per share:	$0.40	$0.12		$0.52

Diluted earnings per share
Earnings from continuing operations	$0.39	$0.12		$0.51
Loss from discontinued operations	-	-		-
Diluted earnings per share	$0.39	$0.12		$0.51

Basic weighted average shares outstanding	64.6	64.6		64.6

Diluted weighted average shares outstanding	65.3	65.3		65.3

Notes to adjustments:

(a)	Represents the flow through of inventory recorded at fair value ($25.0 pre-tax), plus incremental depreciation and amortization related to certain other assets ($3.6 pre-tax).

(b)
Impact on GAAP income tax provision caused by inclusion of forecasted 2007 purchase accounting expenses in the calculation of the effective income tax rate, as well as the inclusion of third quarter purchase accounting in the calculation of the year-to-date income tax provision.

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
FOR THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2007

(Dollars and shares in millions, except per share data)

	As Reported
	(GAAP Basis)	Adjustments		Non-GAAP Basis

Net sales	$2,258.6	$-		$2,258.6

Cost of sales	1,481.9	(28.6	)(a)	1,453.3

Gross margin	776.7	28.6		805.3

Selling, general and administrative expenses	650.5	-		650.5

Restructuring charges	0.2	-		0.2

Operating profit from continuing operations	126.0	28.6		154.6

Interest expense	27.7	-		27.7

Interest income	(11.6)	-		(11.6)

Earnings from continuing operations before income
taxes and minority interest	109.9	28.6		138.5

Provision for income taxes	16.4	20.8	(b)	37.2

Earnings from continuing operations before minority interest	93.5	7.8		101.3

Minority interest, net of income taxes	(4.2)	-		(4.2)

Net earnings from continuing operations	89.3	7.8		97.1

Loss from discontinued operations, net of
income taxes and minority interest	-	-		-

Net earnings	$89.3	$7.8		$97.1

Basic earnings per share:
Earnings from continuing operations	$1.38	$0.12		$1.51
Loss from discontinued operations	-	-		-
Basic earnings per share:	$1.38	$0.12		$1.51

Diluted earnings per share
Earnings from continuing operations	$1.36	$0.12		$1.48
Loss from discontinued operations	-	-		-
Diluted earnings per share	$1.36	$0.12		$1.48

Basic weighted average shares outstanding	64.6	64.6		64.6

Diluted weighted average shares outstanding	65.7	65.7		65.7

Notes to adjustments:

(a)	Represents the flow through of inventory recorded at fair value ($25.0 pre-tax), plus incremental depreciation and amortization related to certain other assets ($3.6 pre-tax).

(b)
Impact on GAAP income tax provision caused by inclusion of forecasted 2007 purchase accounting expenses in the calculation of the effective income tax rate, as well as the inclusion of third quarter purchase accounting in the calculation of the year-to-date income tax provision.